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                                                                    EXHIBIT 23.0





                         Independent Auditors' Consent




The Board of Directors and Stockholders
FSI International, Inc.:



We consent to incorporation by reference in the registration statements (No.'s 33-29494, 33-39919, 33-33649, 33-33647, 33-39920, 33-42893, 33-77852, 33-77854,
and 33-60903) on Form S-8 of FSI International, Inc. of our reports dated October 11, 1996 relating to the consolidated balance sheets of FSI International, Inc. and subsidiaries as of August 31, 1996 and August 26, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the fiscal years in the three-year period ended August 31, 1996, which reports appear in or are incorporated by reference in the August 31, 1996 annual report on Form 10-K of FSI International, Inc.




/s/ KPMG Peat Marwick





Minneapolis, Minnesota
November 25, 1996